SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           DAWSON GEOPHYSICAL COMPANY
             ------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
             ------------------------------------------------------
                         (Title of Class of Securities)


                                    239359102
             ------------------------------------------------------
                                 (CUSIP NUMBER)




                                  April 8, 2005
             ------------------------------------------------------
             (Date of event which requires filing of this statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).



                               Page 1 of 16 Pages

CUSIP No. 239359102                    13G                    Page 2 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Rubicon Master Fund
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    435,000 (see Item 4)
OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    435,000 (see Item 4))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 239359102                    13G                    Page 3 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Rubicon Fund Management Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    435,000 (see Item 4)
OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 239359102                    13G                    Page 4 of 16 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
            Rubicon Fund Management LLP
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United Kingdom
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    435,000 (see Item 4)
OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON ** OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 239359102                    13G                    Page 5 of 16 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Paul Anthony Brewer
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United Kingdom
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    435,000 (see Item 4)
OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               IN
--------------------------------------------------------------------------------

CUSIP No. 239359102                    13G                    Page 6 of 16 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Jeffrey Eugene Brummette
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    435,000 (see Item 4)
OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               IN
--------------------------------------------------------------------------------

CUSIP No. 239359102                    13G                    Page 7 of 16 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            William Francis Callanan
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    435,000 (see Item 4)
OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               IN
--------------------------------------------------------------------------------

CUSIP No. 239359102                    13G                    Page 8 of 16 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Vilas Gadkari
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    435,000 (see Item 4)
OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               IN
--------------------------------------------------------------------------------

CUSIP No. 239359102                    13G                    Page 9 of 16 Pages



--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Robert Michael Greenshields
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United Kingdom
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    435,000 (see Item 4)
OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               IN
--------------------------------------------------------------------------------

CUSIP No. 239359102                    13G                   Page 10 of 16 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Horace Joseph Leitch III
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    435,000 (see Item 4)
OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    435,000 (see Item 4)
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               IN
--------------------------------------------------------------------------------

CUSIP No. 239359102                    13G                   Page 11 of 16 Pages


Item 1.

(a)  Name of Issuer

       Dawson Geophysical Company, a Texas corporation (the "Company").

(b)  Address of Issuer's Principal Executive Offices:

       508 West Wall, Suite 800
       Midland, Texas  79701

Item 2(a).    Name of Person Filing

              This statement is filed by (i) Rubicon Master Fund; (ii) Rubicon Fund Management Ltd., with respect to shares beneficially owned by Rubicon Master Fund; (iii) Rubicon Fund Management LLP, with respect to shares beneficially owned by Rubicon Master Fund; (iv) Paul Anthony Brewer, with respect to shares beneficially owned by Rubicon Master Fund; (v) Jeffrey Eugene Brummette, with respect to shares beneficially owned by Rubicon Master Fund;
(vi) William Francis Callanan with respect to shares beneficially owned by Rubicon Master Fund; (vii) Vilas Gadkari with respect to shares beneficially owned by Rubicon Master Fund; (viii) Robert Michael Greenshields, with respect to shares beneficially owned by Rubicon Master Fund; and (ix) Horace Joseph Leitch III, with respect to shares beneficially owned by Rubicon Master Fund.

Item 2(b).    Address of Principal Business Office

              The address of (i) Rubicon Master Fund is P.O. Box 309, Ugland House, George Town, Cayman Islands, (ii) Rubicon Fund Management Ltd. is P.O. Box 309, Ugland House, George Town, Cayman Islands, (iii) Rubicon Fund Management LLP is 103 Mount St., London W1K2TJ, United Kingdom and (iv) each of the individuals is 103 Mount St., London W1K2TJ, United Kingdom.

Item 2(c)     Citizenship

              Rubicon Master Fund and Rubicon Fund Management Ltd. are companies organized under the laws of the Cayman Islands. Rubicon Fund Management LLP is a Limited Liability Partnership organized under the laws of the United Kingdom. Jeffrey Eugene Brummette, William Francis Callanan, Vilas Gadkari and Horace Joseph Leitch III are citizens of the United States. Paul Anthony Brewer and Robert Michael Greenshields are citizens of the United Kingdom.

(d)  Title of Class of Securities

     Common Stock, $.33-1/3 par value ("Common Stock")

(e)  CUSIP Number 239359102

Item 3.  Not applicable

Item 4.  Ownership

(a)  Amount Beneficially Owned

     The percentages used herein are calculated based upon the 7,442,794 shares of Common Stock issued and outstanding as of March 1, 2005 as reported in the Company's prospectus (File No: 33-121236) filed pursuant to Rule 424(b)(4) with the Securities and Exchange Commission on March 1, 2005.

CUSIP No. 239359102                    13G                   Page 12 of 16 Pages


       As of the close of business on April 18, 2005
       1. Rubicon Master Fund
          (a) Amount beneficially owned: 435,000
          (b) Percent of class: 5.8%
          (c)
              (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote 435,000
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 435,000

       2. Rubicon Fund Management Ltd.
          (a) Amount beneficially owned: 435,000
          (b) Percent of class: 5.8%
          (c)
              (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote 435,000
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 435,000

       3. Rubicon Fund Management LLP
          (a) Amount beneficially owned: 435,000
          (b) Percent of class: 5.8%
          (c)
              (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote 435,000
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 435,000

       4. Paul Anthony Brewer
          (a) Amount beneficially owned: 435,000
          (b) Percent of class: 5.8%
          (c)
              (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote 435,000
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 435,000

       5. Jeffrey Eugene Brummette
          (a) Amount beneficially owned: 435,000
          (b) Percent of class: 5.8%
          (c)
              (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote 435,000
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 435,000

       6. William Francis Callanan
          (a) Amount beneficially owned: 435,000
          (b) Percent of class: 5.8%
          (c)
              (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote 435,000
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 435,000

CUSIP No. 239359102                    13G                   Page 13 of 16 Pages

       7. Vilas Gadkari
            (a) Amount beneficially owned: 435,000
            (b) Percent of class: 5.8%
            (c)
                (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote 435,000
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 435,000

       8.   Robert Michael Greenshields
            (a) Amount beneficially owned: 435,000
            (b) Percent of class: 5.8%
            (c)
                (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote 435,000
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 435,000

       9.   Horace Joseph Leitch III
            (a) Amount beneficially owned: 435,000
            (b) Percent of class: 5.8%
            (c)
                (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote 435,000
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 435,000

       Rubicon Fund Management Ltd., Rubicon Fund Management LLP, Paul Anthony Brewer, Jeffrey Eugene Brummette, William Francis Callanan, Vilas Gadkari, Robert Michael Greenshields and Horace Joseph Leitch III, own directly no shares of Common Stock. Pursuant to Investment Agreements, each of Rubicon Fund Management Ltd., and Rubicon Fund Management LLP share all investment and voting power with respect to the Securities held by Rubicon Master Fund. By reason of the provisions of Rule 13D-3 of the Securities Exchange Act of 1934, as amended, each of Rubicon Fund Management Ltd., Rubicon Fund Management LLP, Paul Anthony Brewer, Jeffrey Eugene Brummette, William Francis Callanan, Vilas Gadkari, Robert Michael Greenshields and Horace Joseph Leitch III may be deemed to own beneficially 435,000 shares of Common Stock (constituting approximately 5.8% of Common Stock outstanding). Each of Rubicon Fund Management Ltd., Rubicon Fund Management LLP, Paul Anthony Brewer, Jeffrey Eugene Brummette, William Francis Callanan, Vilas Gadkari, Robert Michael Greenshields and Horace Joseph Leitch III disclaim beneficial ownership of any securities covered by this statement.

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

CUSIP No. 239359102                    13G                   Page 14 of 16 Pages


Item 8. Identification and Classification of Members of the Group This statement is filed by:

          Not Applicable

Item 9.   Notice of Dissolution of Group

          Not applicable

Item 10.  Certification

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 239359102                    13G                   Page 15 of 16 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: April 19, 2005



RUBICON MASTER FUND

By: /s/ DAVID DEROSA
    ----------------
    Name: David DeRosa
    Title: Authorized Person



RUBICON FUND MANAGEMENT LTD.

By: /s/ DAVID DEROSA
    ----------------
    Name: David DeRosa
    Title: Authorized Person



RUBICON FUND MANAGEMENT LLP

By: /s/ HORACE JOSEPH LEITCH III
    ----------------------------
    Name: Horace Joseph Leitch III
    Title: Authorized Person



PAUL ANTHONY BREWER

By: /s/ PAUL ANTHONY BREWER
    -----------------------
    Name: Paul Anthony Brewer



JEFFREY EUGENE BRUMMETTE

By: /s/ JEFFREY EUGENE BRUMMETTE
    ----------------------------
    Name: Jeffrey Eugene Brummette



WILLIAM FRANCIS CALLANAN

By: /s/ WILLIAM FRANCIS CALLANAN
    ----------------------------
    Name: William Francis Callanan

CUSIP No. 239359102                    13G                   Page 16 of 16 Pages


VILAS GADKARI

By: /s/ VILAS GADKARI
    -----------------
    Name: Vilas Gadkari



ROBERT MICHAEL GREENSHIELDS

By: /s/ ROBERT MICHAEL GREENSHIELDS
    -------------------------------
    Name: Robert Michael Greenshields



HORACE JOSEPH LEITCH III

By: /s/ HORACE JOSEPH LEITCH III
    ----------------------------
    Name: Horace Joseph Leitch III